EXHIBIT 99.1

      BANKERS TRUST NEW YORK CORPORATION AND ALEX. BROWN INCORPORATED
             UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                   (IN MILLIONS, EXCEPT PER SHARE DATA)



     The following Unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1997 and 1996 and the Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997 give effect to the pending merger (the "Merger") of Alex. Brown Incorporated ("Alex. Brown") into Bankers Trust New York Corporation ("BTNY") accounted for as a pooling of interests as if the Merger had occurred on the dates indicated. The pro forma information is based on the historical consolidated financial statements of BTNY and Alex. Brown and their subsidiaries after giving effect to the pro forma adjustments described in the Notes to the Pro Forma Combined Financial Statements.

     This information should be read in conjunction with the historical consolidated financial statements of Alex. Brown and the historical consolidated financial statements of BTNY. The effect of up to $80 million (pre-tax) of merger and related restructuring charges and other associated costs expected to be taken in connection with the Merger has not been reflected in the pro forma combined financial statements as efforts by BTNY and Alex. Brown to refine the actual amount of such charges are ongoing (see Notes to Unaudited Pro Forma Combined Financial Statements). The pro forma financial data do not give effect to the anticipated cost savings and revenue enhancement opportunities that could result from the Merger. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

      BANKERS TRUST NEW YORK CORPORATION AND ALEX. BROWN INCORPORATED
             UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   (IN MILLIONS, EXCEPT PER SHARE DATA)

                                     For the Six Months Ended June 30,1997
                                  BTNY    Alex. Brown Pro Forma    Pro Forma
                              Historical  Historical  Adjustments   Combined
                                                (a)        (a, d)

NET INTEREST REVENUE
  Interest revenue                $3,339        $ 72           $-     $3,411
  Interest expense                 2,716          24                   2,740
NET INTEREST REVENUE                 623          48                     671
Provision for credit losses            -           -                       -
NET INTEREST REVENUE AFTER
 PROVISION FOR CREDIT LOSSES         623          48                     671
NONINTEREST REVENUE
  Trading                            561          65                     626
  Fiduciary and funds management     442          53                     495
  Corporate finance fees             314         170                     484
  Other fees and commissions         170         113                     283
  Net revenue from equity investment
   transactions                       47           9                      56
  Securities available for sale gains 82           -                      82
  Insurance premiums                 127           -                     127
  Other                               95          12                     107
Total noninterest revenue          1,838         422                   2,260
NONINTEREST EXPENSES
  Salaries and commissions           469         139                     608
  Incentive compensation and employee
   benefits                          699         120                     819
  Agency and other professional
   service fees                      186           6                     192
  Communication and data services     90          13                     103
  Occupancy, net                      75          12                      87
  Furniture and equipment             99           9                     108
  Travel and entertainment            56          10                      66
  Provision for policyholder benefits 140          -                     140
  Other                              149          57                     206
Total noninterest expenses         1,963         366                   2,329
Income before income taxes           498         104                     602
Income taxes                         148          41                     189
NET INCOME                        $  350        $ 63           $-     $  413

NET INCOME APPLICABLE TO
 COMMON STOCK                     $  325        $ 63           $-     $  388

EARNINGS PER COMMON SHARE:
  PRIMARY                          $3.95       $2.46                $3.75(c)

  FULLY DILUTED                    $3.93       $2.19                $3.64(c)

Cash dividends declared per
 common share                      $2.00        $.340               $2.00(c)

Average common and common equivalent
 shares outstanding - primary     82.181      25.523              103.365(c)

Average common and common equivalent shares
 outstanding assuming full dilution 82.647    29.396              107.046(c)

See Notes to Unaudited Pro Forma Combined Financial Statements.

      BANKERS TRUST NEW YORK CORPORATION AND ALEX. BROWN INCORPORATED
             UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   (IN MILLIONS, EXCEPT PER SHARE DATA)

                                      For the Six Months Ended June 30,1996
                                  BTNY    Alex. Brown Pro Forma    Pro Forma
                              Historical  Historical  Adjustments   Combined
                                                (a)        (a, d)

NET INTEREST REVENUE
  Interest revenue                $3,049        $ 69           $-     $3,118
  Interest expense                 2,593          25                   2,618
NET INTEREST REVENUE                 456          44                     500
Provision for credit losses            5           -                       5
NET INTEREST REVENUE AFTER
 PROVISION FOR CREDIT LOSSES         451          44                     495
NONINTEREST REVENUE
  Trading                            393         102                     495
  Fiduciary and funds management     381          39                     420
  Corporate finance fees             222         236                     458
  Other fees and commissions         169         105                     274
  Net revenue from equity investment
   transactions                       93          10                     103
  Securities available for sale gains 40           -                      40
  Insurance premiums                 125           -                     125
  Other                              125          20                     145
Total noninterest revenue          1,548         512                   2,060
NONINTEREST EXPENSES
  Salaries and commissions           403         144                     547
  Incentive compensation and employee
   benefits                          462         163                     625
  Agency and other professional
   service fees                      158           9                     167
  Communication and data services     93          10                     103
  Occupancy, net                      73          10                      83
  Furniture and equipment             82           8                      90
  Travel and entertainment            42           8                      50
  Provision for policyholder benefits 150          -                     150
  Other                              123          53                     176
Total noninterest expenses         1,586         405                   1,991
Income before income taxes           413         151                     564
Income taxes                         124          60                     184
NET INCOME                        $  289        $ 91           $-     $  380

NET INCOME APPLICABLE TO
  COMMON STOCK                    $  260        $ 91           $-     $  351

EARNINGS PER COMMON SHARE:
  PRIMARY                          $3.19       $3.69                $3.44(c)

  FULLY DILUTED                    $3.17       $3.25                $3.33(c)

Cash dividends declared
  per common share                 $2.00        $.300               $2.00(c)

Average common and common equivalent
 shares outstanding - primary     81.398      24.549              101.774(c)

Average common and common equivalent shares
 outstanding assuming
  full dilution                   81.956      28.285              105.433(c)

See Notes to Unaudited Pro Forma Combined Financial Statements.

      BANKERS TRUST NEW YORK CORPORATION AND ALEX. BROWN INCORPORATED
                UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               (IN MILLIONS)

                                              At June 30, 1997
                                 BTNY     Alex. Brown  Pro Forma    Pro Forma
                               Historical Historical  Adjustments   Combined
                                                (a)        (a, d)

ASSETS
Cash and due from banks          $  1,730     $   26       $    -   $  1,756
Interest-bearing deposits in banks  2,334          -                   2,334
Federal funds sold                  1,305          -                   1,305
Sec. purch. under resale agreements25,754          4                  25,758
Securities borrowed                12,794        491                  13,285
Trading assets:
 Government securities             12,270         68                  12,338
 Corporate debt securities          9,642          2                   9,644
 Equity securities                  8,018         48                   8,066
 Swaps, options & other derivatives10,824          -                  10,824
 Other trading assets               8,328          1                   8,329
  Total trading assets             49,082        119                  49,201
Securities available for sale       7,478          -                   7,478
Loans, net of allowance for credit
 losses of $767                    18,939         61                  19,000
Customer receivables                  127      1,503                   1,630
Accounts receivable &
  accrued interest                  3,304        144                   3,448
Other assets                        6,101        267                   6,368
Total                            $128,948     $2,615       $    -   $131,563

LIABILITIES
Noninterest-bearing deposits
  Domestic offices               $  3,046     $    -       $    -   $  3,046
  Foreign offices                   1,439          -                   1,439
Interest-bearing deposits
  Domestic offices                 15,618          -                  15,618
  Foreign offices                  18,327          -                  18,327
Total deposits                     38,430          -                  38,430
Trading liabilities:
 Securities sold, not yet purchased
  Government securities             4,949          9                   4,958
  Equity securities                 4,973         29                   5,002
  Other trading liabilities           401          -                     401
 Swaps, options & other derivatives11,064          -                  11,064
   Total trading liabilities       21,387         38                  21,425
Securities loaned and securities sold
 under repurchase agreements       22,550        423                  22,973
Other short-term borrowings        19,398        129                  19,527
Accounts payable and
  accrued expenses                  5,085        351                   5,436
Other liabilities, including allowance
 for credit losses of $206          4,195        734                   4,929
Long-term debt not included in
 risk-based capital                 8,268        200                   8,468
Long-term debt included in
 risk-based capital                 2,939          -                   2,939
Mandatorily redeemable
 capital securities
 of subsidiary trusts holding
 solely junior
 subordinated deferrable
 interest debentures
 included in risk-based capital     1,470          -                   1,470
Total liabilities                 123,722      1,875                 125,597



STOCKHOLDERS' EQUITY
Preferred stock                      703          -                     703
Common stock                          84          3         18(c)       105
Capital surplus                    1,352        157       (18)(c)     1,491
Retained earnings                  3,588        580                   4,168
Common stock in treasury, at cost   (513)         -                    (513)
Other stockholders' equity            12          -                      12
Total stockholders' equity         5,226        740            -      5,966
Total                           $128,948     $2,615       $    -   $131,563

See Notes to Unaudited Pro Forma Combined Financial Statements.

      BANKERS TRUST NEW YORK CORPORATION AND ALEX. BROWN INCORPORATED
        NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


(a) Alex. Brown's and BTNY's historical financial statements have been reclassified to conform to the current presentation.

(b) In connection with the Merger, it is estimated that nonrecurring merger and restructuring charges will be recognized upon consummation of the Merger. These charges are expected to result from severance expenses to be incurred in connection with anticipated staff reductions, other merger-related expenses, such as costs to eliminate redundant back office and other operations of BTNY and Alex. Brown, and direct costs of the Merger.

     The effect of these proposed nonrecurring charges, as well as other associated costs expected to be taken in connection with the Merger, has not been reflected in the pro forma combined financial statements, as efforts by BTNY and Alex. Brown to refine the actual amount of such charges are ongoing. The effect of these nonrecurring charges and other associated costs is not expected to be material in relation to the combined stockholders' equity of BTNY and Alex. Brown.

     The pro forma combined financial statements do not reflect expected cost savings, nor do they reflect any estimates of revenue enhancements that could be realized as a result of the Merger.

(c) It is assumed that the Merger will be accounted for on a pooling of interests accounting basis and the related pro forma adjustments to the common stock and capital surplus accounts at June 30, 1997 reflect
an exchange of approximately 21    million shares of BTNY Common
Stock,(using the Exchange Ratio of .83) for approximately 25 million outstanding shares of Alex. Brown Common Stock, at June 30, 1997.

     Pro forma combined cash dividends declared per common share represents BTNY's historical amounts.

     For the earnings per common share calculations, the pro forma combined average common and common equivalent shares outstanding (primary and assuming full dilution) reflects the exchange of BTNY Common Stock (using the Exchange Ratio of .83) for the outstanding shares of Alex. Brown Common Stock.

(d) Transactions between BTNY and Alex. Brown are not material in relation to the pro forma combined financial statements and, therefore, intercompany balances have not been eliminated from the pro forma combined amounts.